EXHIBIT 99.I

                          LEASE OF RAILROAD EQUIPMENT
                         DATED AS OF NOVEMBER 1, 1991,
                                    BETWEEN
               CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY,
                     A DELAWARE CORPORATION (THE "LESSEE"),
                                      AND
               NATIONAL RAILWAY EQUIPMENT COMPANY (THE "LESSOR")


         The Lessee desires to lease from Lessor the units of Railroad Equipment described in Schedule A hereto (each a "Unit" and collectively the "Equipment") upon the terms and conditions hereinafter provided.

         Accordingly, in consideration of the premises and of the rentals to be paid and the covenants hereinafter mentioned to be kept and performed by the Lessee, the Lessor hereby leases the Units to the Lessee upon the following terms and conditions:

         SECTION 1. NET LEASE. This Lease is a net lease and the Lessee shall not be entitled to any abatement or rent or additional rent, or setoff against or recoupment or reduction of rent or additional rent, including, but not limited to, abatements, setoffs, reductions or recoupments due or alleged to be due by reason of any past, present or future claims or counterclaims of the Lessee against the Lessor under this Lease or otherwise. The Lessee's obligations hereunder, including its obligations to pay all rentals, additional rentals and other accounts hereunder, shall be absolute and unconditional under any and all circumstances, and, except as otherwise expressly provided herein, this Lease shall not terminate, nor shall the respective obligations of the Lessor or the Lessee be otherwise affected, by reason of any defect, whether latent or patent, in or damage to or loss of possession or loss of use or destruction of all or any of the Units from whatsoever cause, any liens, encumbrances or rights of others with respect to any of the Units, the prohibition of or other restriction against the Lessee's use of all or any of the Units, the interference with such use by any corporation, association, individual, unit of government or other entity (each a "Person"), the invalidity or unenforceability or lack of due authorization of this Lease, any insolvency of or any bankruptcy, reorganization or similar proceeding against the Lessee, or for any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties hereto that the rents and other amounts payable by the Lessee hereunder shall continue to be payable in all events in the manner and at the time herein provided unless the obligation to pay the same shall be terminated pursuant to the express provisions of this Lease. To the extent permitted by applicable law, the Lessee hereby waives any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender the

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lease of any of the Units except in accordance with the express terms hereof.
Each rental or other payment made by the Lessee hereunder shall be final and the Lessee shall not seek to recover all or any part of such payment from the Lessor for any reason whatsoever.

         SECTION 2. DELIVERY AND ACCEPTANCE OF UNITS. Acceptance of the Units by Lessee shall be deemed to be a delivery by the Lessor to the Lessee under this Lease at the point or points within the United States of America at which such Unit is so delivered to the Lessee. Upon such delivery, the Lessee will cause an employee of the Lessee to inspect the same and, if such Unit is found to be acceptable, to accept delivery of such Unit and execute and deliver to the Lessor a certificate of inspection and acceptance (the "Certificate of Inspection and Acceptance") whereupon, except as provided in the next sentence, such Unit shall be deemed to have been delivered to and accepted by the Lessee hereunder and shall be subject thereafter to all the terms and conditions of this Lease. Lessor agrees to deliver all of the Unites between November 15, 1991 and March 31, 1992, inclusive.

         SECTION 3. RENTALS. The Lessee agrees to pay to the Lessor, as rental for each Unit, 48 consecutive quarterly rental payments in advance of $17,795 per Unit, the first such payment being due April 1, 1992 and subsequent quarterly payments being due on the first day of each succeeding quarter (each such date being hereinafter called a "Rental Payment Date"). Additionally, Lessee agrees to pay Lessor on April 1, 1992 interim rental for all Units accepted by Lessee at the rate of $195 per day from the date of acceptance or January 1, 1992, whichever is later, through March 31, 1992.

         If any of the Rental Payment Dates referred to above is not a business day, the rental payment otherwise payable on such date shall be payable on the next succeeding business day. The term "business day" as used herein means a calendar day, excluding Saturdays, Sundays and any other day on which banking institutions in Chicago, Illinois, are authorized or obligated to be closed.

         The Lessor irrevocably instructs the Lessee to make all the payments provided for in this Lease to be made by the Lessee, including, but not limited to, the payments provided for in this Section 3 and in Section 7 hereof, as follows: ________________________________. The Lessee agrees to make such payment provided for in this Lease in Federal or other funds immediately available by 11:00 a.m., Chicago time, on the date such payment is due.

         SECTION 4. TERMS OF LEASE. The term of this Lease as to each Unit shall begin on the date of delivery and acceptance of such Unit hereunder and, subject to the provisions of Sections 7,

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10 and 13 hereof, shall terminate on March 31, 2004. The obligations of the
Lessee hereunder (including, but not limited to, the obligations under Sections 3, 6, 7, 9 and 14 hereof) shall survive the expiration or termination of the term of this Lease and the full payment of all amounts payable under this Lease.

         So long as no Event of Default exists hereunder, this Lease may not be terminated and the Lessee shall be entitled to the rights of possession and use provided under section 12 hereof.

         SECTION 5. IDENTIFICATION MARKS. The Lessee will cause each Unit to be kept numbered with the identification number set forth in schedule A hereto, and will keep and maintain plainly, distinctly, permanently and conspicuously marked on each side of each Unit, in letters not less than one inch in height, the words "Ownership Subject to a Security Agreement Filed with the Interstate Commerce Commission", with appropriate changes thereof as from time to time may be required by law, in the opinion of the Lessor, in order to protect the Lessor's rights to and interests in such unit. The Lessee will replace promptly any such markings which may be removed, defaced, obliterated or destroyed.

         Except as provided in the preceding paragraph, the Lessee will not allow the name of any Person to be placed on any Unit as a designation that might be interpreted as a claim of ownership; PROVIDED, HOWEVER, that the Units may be lettered with the names or initials or other insignia customarily used by the Lessee or its affiliates.

         SECTION 6. TAXES. Whether or not any of the transactions contemplated hereby are consummated, the Lessee agrees to pay, or cause to be paid, and to indemnify and hold the Lessor and its respective successors, affiliates, assigns, agents and servants (collectively "Indemnified Persons") harmless from, all taxes (including without limitation taxes on income, gross receipts, franchise sales, use, property [real or personal, tangible or intanqible], and stamp taxes), assessments, fees and charges of any nature and whatsoever, together with any penalties, fines, additions to tax or interest thereon, howsoever imposed, whether levied or imposed upon the Equipment, the Lessor or otherwise, by any Federal, state or local government or governmental subdivision in the United States of America or by any foreign country or subdivision thereof, upon or with respect to: any Unit or any part thereof; the manufacture, purchase, ownership, delivery, nondelivery, rejection, leasing, possession, sale, use, operation, rebuilding, replacement, transfer of title, return or other disposition thereof; the rentals, receipts or earnings arising therefrom; or this Lease, any payment made pursuant to such agreement, or THE property, the income or other

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proceeds received with respect to any Unit (all such taxes, assessments, fees, charges, penalties, fines, additions to tax and interest imposed as aforesaid being hereinafter called "Taxes"), EXCLUDING, HOWEVER: (i) Taxes of the United States of America or any state or political subdivision thereof imposed on or measured solely by the net income or excess profits of the lessor or value-added taxes in lieu of any such net income or excess profits taxes, other than Taxes arising out of or imposed in respect of the receipt of indemnification payments pursuant to this Lease; (ii) any Taxes imposed on or measured by an fees or compensation received by the Lessor; (iii) franchise taxes based on the corporate characteristics of the Lessor; (iv) any tax or similar charge included in the Original Fair Market Value of the Units; and (v) Taxes imposed by a foreign government or taxing authority or governmental subdivision of a foreign country to the extent such Taxes are utilized by the Lessor as a credit against United States Federal income taxes otherwise payable by the Lessor; PROVIDED, HOWEVER, that the Lessee shall not be required to pay any Taxes during the period it may be contesting the same in the manner provided below in this
Section 6.

         In the event any returns, statements or reports with respect to any Taxes are required to be made, the Lessee will make such returns, statements and reports in such manner as to show the interest of the Lessor in such Units, as shall be satisfactory to the Lessor or, where not so permitted, will notify the Lessor of such requirement and will prepare and deliver such reports to the Lessor within a reasonable period of time prior to the time such reports are to be filed in such manners as shall be satisfactory to the Lessor.

         In the event that, with respect to any period during the continuance of this Lease, the Lessee becomes liable for the payment or reimbursement of any Taxes, pursuant to this Section 6, such liability shall continue, notwithstanding the expiration or termination of this Lease, until all such Taxes are paid or reimbursed by the Lessee.

         If claim is made against any Indemnified Person for any Taxes indemnified against this Section 6, such party shall promptly notify the Lessee in writing. If reasonably requested by the Lessee in writing and so long as the Lessee is prohibited or impaired from doing so in its own name, such Indemnified Person shall, upon receipt of indemnity reasonably satisfactory to it for all costs, expenses, losses, legal and accountants, fees and disbursements, penalties, fines, additions to tax and interest, and at the expense of the Lessee, contest in good faith the validity, applicability or amount of such Taxes by (a) resisting payment thereof if legally permissable (provided that the nonpayment thereof does not, in the opinion of such Indemnified Person adversely effect the interests of such Indemnified Person in and to the Units) and/or (b) not paying the

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         same except under protest, if protest is necessary and proper and/or
(c) if payment is made, filing for and making reasonable efforts to obtain a refund thereof by appropriate administration or judicial proceedings, or both. At the request of the Lessee, such Idemnified Person shall keep the Lessee informed of the status of such contest and, at the Lessee's expense, supply copies of briefs and other pleadings with respect to such contest to the extent they do not relate to claims not indemnified by the Lessee hereunder. The Lessee may also contest, at its own expense, the applicability or amount of such Taxes in the name of such Indemnified Person; PROVIDED, HOWEVER, that no proceeding or action relating to such contest shall be commenced (nor shall any pleading, motion, brief or other paper be submitted or filed in the name of such Indemnified capital person in any such proceeding or action) without the prior written consent of such Indemnified Person. If such Indemnified Person shall obtain a refund of all or any part of such Taxes previously reimbursed by the Lessee in connection with any such contest or an amount representing interest thereon, such Indemnified Person shall, within 30 days, pay the Lessee the amount of such refund or interest net of expenses; PROVIDED, HOWEVER, that no Event of Default (as defined in Section 10), or event which with notice or lapse of time or both would become an Event of Default (a "Default"), shall have occurred and be continuing.

         The Lessee shall, whenever reasonably requested by an Indemnified Person or the Lessor, submit to such party copies of returns, statements, reports, billings and remittances, or furnish other evidence satisfactory to such party of the Lessee's performance of its duties under this Section 6. The Lessee shall also furnish promptly upon request such data as such party reasonably may require to permit such party's compliance with the requirements of taxing jurisdictions, including data available to the Lessee relating to use of any Unit outside the United States.

         The amount which the Lessee shall be required to pay with respect to any Taxes which are subject to indemnification under this Section 6 shall be an amount sufficient to restore the Indemnified Person to the same net after-tax rate of return and after-tax cash position, after considering the effect of such payment on its United States Federal income taxes and state and city income taxes or franchise taxes based on net income and foreign taxes, that such Indemnified Person would have been in had such Taxes not been imposed.

         The indemnities shall be available hereunder to any Indemnified Person irrespective of the negligence or misconduct of any other Indemnified Person.

         SECTION 7. MAINTENANCE; CASUALTY OCCURRENCES; INSURANCE; TERMINATION. The Lessee at its own expense will maintain, service, test, repair and overhaul each Unit (including

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any parts installed or replacements made to any Unit and considered an Addition
(as defined in Section 9 hereof) hereunder) so that it will remain (a) in good operating order, repair and condition, reasonable wear and tear excepted, (b) in compliance with all Applicable Law (as defined in Section 9 hereof) and (c) eligible for railroad interchange in the hands of the Lessee or Lessor in accordance with the interchange rules of the Federal Railroad Administration and the Association of American Railroads, if any, to the extent such rules are applicable.

         In the event that any Unit shall (i) become, in the reasonable opinion of the Lessee, worn out from any cause whatsoever (except by reason of a breach of the obligations of the Lessee under the preceding paragraph), (ii) suffer an event which involves an actual, constructive or compromised total loss as a result of an insurance settlement or be returned permanently to the builder thereof in connection with a warranty or patent indemnity settlement; (iii) be destroyed or damaged beyond economic repair such that the Lessee will lose the use thereof for a period of equal to the lesser of 60 consecutive days and the number of days then remaining in the term of this Lease for such Unit; (iv) be stolen or disappear so that the Lessee will lose the use thereof for a period equal to the lesser of 60 consecutive days and the number of days remaining in the term of this Lease for such Unit; (v) be condemned, confiscated, seized or title taken for use by a foreign government for a period equal to the lesser of 180 consecutive days and the number of days remaining in the term of this Lease for such Unit or by a government of or in the United States (the "Government") for a stated period which shall exceed the then remaining term of this Lease for such Unit or for an indefinite period (or, if such taking, requisition or condemnation shall occur during a renewal term, for a stated period which shall exceed such then remaining renewal term or for an indefinite period) (such occurrences being hereinafter called "Casualty Occurrences"), prior to the return of such Unit in the manner set forth in Section 14 hereof, the Lessee shall promptly and fully notify the Lessor with respect thereto. On the Rental Payment Date next succeeding such Casualty Occurrence (or on the following Rental Payment Date, if such next Rental Payment Date is less than fifteen days after such Casualty Occurrence), the Lessee (subject to the next paragraph) shall pay to the Lessor an amount equal to the rental payment or payments in respect of such Unit due and payable through and including such date of payment plus a sum equal to the Casualty Value (as hereinafter defined) of such Unit as of such date. The "Casualty Value" of any Unit as of any Rental Payment Date shall be an amount equal to that percentage of the Original Fair Market Value of such Unit set forth opposite such Rental Payment Date in Schedule B hereto. Upon the making of such payment, the rental for such Unit shall cease to accrue, the term of this Lease as to such Unit shall terminate, and, except

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in the case of the loss, theft, or complete destruction of such Unit, the Lessor shall be entitled to recover possession of such Unit.

         Unless an Event of Default or an event that, with the passage of time or the giving of notice, would become an Event of Default ("Default") shall have occurred and be continuing, by notice to the Lessor not less than 15 days prior to the date such Casualty Value is required to be paid, the Lessee may elect to substitute for the Unit having suffered such Casualty Occurrence another locomotive (other than a passenger or work locomotive) with fair market value, useful life and utility equal to or exceeding that of the Unit having suffered such casualty occurrence, provided that such substitution does not result in any adverse tax or other adverse consequences to the Lessor. If such substitution is effected (as set forth below) prior to the date the casualty Value is required to be paid, the Lessee shall be relieved of its obligation to pay such Casualty Value. If such substitution cannot be so effected prior to the date that the casualty Value is required to be paid, the Lessee shall deposit with the Lessor on or prior to such date an amount equal to the casualty Value, with instructions to the Lessor to hold such amount pending delivery of a locomotive for substitution. If and so long as no Event of Default or event that, with the passage of time or the giving of notice, would become an Event of Default shall have occurred and shall be continuing, the Lessor shall invest such amounts in "Permitted Investments," as defined below, at the expense end risk and for account of the Lessee, and shall disburse such amounts and any earnings and gain from such investments to the Lessee upon effectiveness of much substitution. If such an Event of Default or Default shall occur, any amounts so held will be applied to the payment or the Casualty Value at the Unit for which substitution was contemplated and any surplus shall be applied to damages pursuant to Section
10. If such substitution shall not be effected prior to the Rental Payment Date next succeeding such deposit, the Casualty Value (of the Unit for which substitution was contemplated) shall be due on much Rental Payment Date, and any amounts so held by the Lessor shall be applied to the payment thereof with any excess being paid to the Lessee.

         Any such substitution shall be effected by:

                  (a) preparation, execution and delivery of suitable amendments or supplements including such substituted unit as a Unit hereunder and recording or depositing the same in all public offices where this Lease shall have been recorded or deposited hereunder;

                  (b) delivery to the Lessor of a certificate of an officer of the Lessee certifying that no Event of Default or Default has occurred and is continuing and

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         that such substitute unit is a locomotive (other than a passenger or work locomotive) with a fair market value, useful life and utility equal to or exceeding the Unit for which substitution is being made, accompanied by a bill of sale and opinion of counsel with respect thereto of the same scope and tenor as that delivered in connection with the original delivery of the Unit for which substitution is being made.

Upon completion of such steps, the substitute unit shall be regarded as a Unit hereunder having the same Original Fair Market Value as the Unit having suffered the Casualty Occurrence. The Lessee shall pay all costs and expenses related to such substitution.

         The term "Permitted Investment," as used herein shall mean (i) direct obligations of the United States of America or obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (ii) open market commercial paper rated A-1 by Standard & Poor's Corporation ("STP") or prime-1 by NCO---Moody's Commercial Paper Division of Moody's Debt Participants Service, Inc., or equivalent ratings of the successor of either of them, or (iii) certificates of deposit or banker's acceptances of domestic banks having total assets in excess of $1,000,000,000 and which has outstanding at least one issue of securities rated in at least one of the three highest categories by STP or Moody's Investors Service, Inc., in each case maturing in not more than 95 days from the data of such investment.

         Whenever any Unit shall suffer a Casualty Occurrence after the final payment of rent in respect thereof is due and has been paid pursuant to Section 3 hereof and before (a) such Unit shall have been returned in the manner provided in Section 14 hereof and (b) the storage period therein provided with respect to such Unit shall have expired, the Lessee shall promptly (as provided above) and fully notify the Lessor with respect thereto and pay to the Lesser an amount equal to the Casualty Value of such Unit, which shall, except as otherwise provided in Section 13 hereof, be an amount equal to the last Casualty Value for such Unit shown on Schedule B hereto. Upon the making of any such payment by the Lessee in respect of any Unit (except in the case of the loss, theft or complete destruction of such Unit), the Lessor shall be entitled to recover possession of such Unit.

         In the event of the requisition (other than a requisition which constitutes a Casualty Occurrence) for use by the Government of any Unit during the term of this Lease, all of the Lessee's obligations (including, without limitation, the obligation to pay rent) under this Lease with respect to such Unit shall continue to the same extent as if such requisition had not occurred, except that if such Unit is returned by the

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Government at any time after the end of the term of this Lease, the Lessee shall be obligated to return such Unit to the Lessor pursuant to Section 11 or 14 hereof, as the case may be, promptly upon such return by the Government rather than at the end of the term of this Lease, but the Lessee shall in all other respects comply with the provisions of said Section 11 or 14, as the case may be, with respect to such Unit. All payments received by the Lessor or the Lessee from the Government for the use of such Unit in respect of the term of this Lease shall be paid over to, or retained by, the Lessee, provided no Event or Default or Default shall have occurred and be continuing; and all payments received by the Lessor of the Lessee from the Government for the use of such Unit in respect of the period after the term of this Lease shall be paid over to, or retained by, the Lessor.

         The Lessor hereby appoints the Lessee its agent to dispose of any Unit suffering a Casualty Occurrence, or any component thereof, at the best price obtainable on an "as is, where is" basis and the Lessee shall notify the Lessor prior to any such sale. Provided that the Lessee has previously paid the Casualty Value to the Lessor or has effected substitution for such Unit and provided no Event of Default or Default shall have occurred and be continuing, the Lessee shall be entitled to the proceeds of such sale to the extent they do not exceed the Casualty Value of such Unit plus the Lesse's out-of-pocket expenses in connection with such sale and any excess shall be paid to the Lessor. The Lessee will pay all costs and expenses in connection with the sale of any Unit pursuant to a Casualty Occurrence. The Lessee shall be entitled to credit against the Casualty Value payable in respect of any Unit permanently returned to its builder pursuant to any patent indemnity provision of any purchase agreement covering such Unit an amount equal to any net patent indemnity payment in respect of such Unit made by the builder to the Lessor.

         Except as hereinabove to this Section 7 provided, the Lessee shall not be released from its obligations hereunder in the event of, and shall bear the risk of, any Casualty Occurrence or other damage to or destruction or loss of any Unit from and after delivery and acceptance thereof by the Lessee hereunder.

         The Lessee will, at all times prior to the return of the Equipment to the Lessor, at its own expense, cause to be carried and maintained (and shall furnish to the Lessor an insurer's or broker's certificate evidencing) property insurance and public liability insurance in respect of the Units at the time subject hereto, in amounts (subject to customary deductibles) and against risks customarily insured against by the Lessee on locomotives owned or leased by the Lessee but in any event consistent with prudent industry standards. Any policies of insurance carried in accordance with this paragraph, including, without limitation, liability insurance obtained after

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the date hereof, shall in effect name the Lessor as an additional insureds as its interests may appear and shall provide for 30 days, prior written notice to the Lessee of any material change or cancellation. If the Lessor shall receive any property insurance proceeds or condemnation payments in respect of a Unit suffering a Casualty Occurrence, the Lessor shall, subject to the Lessee's having made payment of the Casualty Value in respect of such Unit and provided no event of Default or Default shall have occurred and be continuing, pay such proceeds or condemnation payments to the Lessee up to an amount equal to the Casualty Value with respect to such Unit paid by the Lessee and any balance of such proceeds or condemnation payments shall remain the property of the Lessor. Provided no Event of Default or Default shall have occurred and be continuing, all insurance proceeds received by the Lessor from the Lessee's property insurance coverage in respect of any Unit not suffering a Casualty Occurrence shall be paid to the Lessee upon proof satisfactory to the Lessor that any damage to such Unit in respect of which such proceeds were paid has been fully repaired.

         Nothing herein shall be construed to prohibit the Lessor from carrying any insurance on the Equipment for its own benefit; PROVIDED, HOWEVER, that any such insurance shall not require any premiums to be paid by the Lessee nor shall any such insurance require the Lessee to carry additional insurance not specifically required of the Lessee herein.

         In the event that the Lessee shall, in its reasonable judgment, determine that one or more of the Units have become economically obsolete in the Lessee,s business or shall be surplus to its requirements or it is not feasible to comply with the provisions of paragraph (C) of Section 9 hereof with respect thereto, the Lessee shall have the right, on at least 180 days, (and not more than 360 days,) prior irrevocable written notice to the Lessor to terminate this Lease as to such Units as of the succeeding Rental Payment Date specified in such notice (hereinafter called the "Termination Date"); PROVIDED, HOWEVER, that
(i) no Event of Default or Default shall have occurred and be continuing (other than pursuant solely to a violation of paragraph (I) of Section 9 hereof) and
(ii) on the Termination Date each such Unit shall be in the same condition as if redelivered pursuant to Section 14 hereof. During the period from the date of termination notice until the fifth business day preceding the Termination Date, the Lessee shall use its best efforts to, and the Lessor say if it so chooses, obtain bids for the purchase of all such Units, and the Lessee shall at least five business days prior to the Termination Date certify to the Lessor the amount of each such bid and the name and address of the party submitting such bid. On the Termination Date the Lessor may elect to sell all such Units for cash to the bidder

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(who shall not be the Lessee or any affiliate thereof) who shall have submitted the highest bid prior to the Termination Date. The total sale price realized at any such sale shall be retained by the Lessor and on the Termination Date the Lessee shall pay to the Lessor (a) the excess, if any, of the Casualty Value for each such unit computed as of such date over the sale price of such Unit after the deduction of all expenses incurred by the Lessor in connection with the sale, and (b) the rental payment due on the Termination Date. The Lessor may, however, by irrevocable written notice to the Lessee given prior to the Termination Date, elect to retain all such Units, in which case (1) the Lessee shall pay to the Lessor (a) the excess, if any, of the Casualty Value for each such Unit computed as of the Termination Date over the assumed net sales value of each such Unit (as determined by mutual agreement or by an appraisal agreed to by the Lessor and the Lessee), and (b) the rental payment due on the Termination Date and (2) the Lessee shall deliver all such Units to the Lessor in accordance with the provisions of Section 14 hereof.


         SECTION 8. REPORTS AND INSPECTION. On or before March 31 in each year, commencing with 1993, the Lessee will furnish to the Lessor an accurate statement (i) setting forth as at the preceding December 31 the amount, description and numbers of all Units then leased hereunder, the amount, description and numbers of all Units that have suffered a Casualty Occurrence during the preceding calendar year or are then undergoing repairs (other than running repairs) or then withdrawn from use pending such repairs (other than running repairs) and such other information regarding the condition and state of repair of the Units as the Lessor may reasonably request, and (ii) stating that, in the case of all Units repainted or repaired during the period covered by each statement, the numbers and markings required by Section 5 hereof have been preserved or replaced. In addition, within 30 days following the renewal date of any insurance coverage hereunder, the Lessee shall so furnish a verification or certification of insurance coverage from the Lessee's insurer or independent broker stating the amounts of such insurance in effect and the amounts of deductibles. The Lessor, at its sole cost end expense, shall have the right by its agents to inspect the Units and the Lessee's records with respect thereto at such reasonable times as the Lessor may request during the continuance of this Lease, but the Lessor shall not have any obligation to do so. The Lessee shall promptly notify the Lessor of any material changes or any material proposed changes of which the Lessee has knowledge in its insurance coverage in effect with respect to the Units pursuant to Section 7 hereof.

         The Lessee shall promptly notify the Lessor of any occurrence of an event of Default or Default, specifying such Event of Default or Default and the nature and status thereof.

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         SECTION 9. WARRANTIES; COMPLIANCE WITH LAWS AND RULES; INDEMNIFICATION.

                  (A) Lessee hereby acknowledges that Lessee has had or will have the opportunity to inspect the Equipment prior to accepting delivery of same, and that acceptance of delivery of the Equipment by Lessee constitutes acknowledgement that they have been received in good condition and repair.

                  (B) Delivery to and acceptance of the Equipment by, and execution of an acceptance certificate with respect thereto by Lessee shall constitute Lessee's acknowledgement that the Equipment is of the manufacture, design and utility, quality and capacity selected by the Lessee, that Lessee is satisfied that the same is suitable for Lessee's purpose and that, LESSOR MAKES NO REPRESENTATION OR WARRANTY EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE EQUIPMENT, except as otherwise stated herein or in any express warranty to Lessee.

                  (C) The Lessee agrees, for the benefit of the Lessor at all times to comply in all respects (including, without limitation, with respect to the use, maintenance and operation of each Unit) with all applicable laws of the jurisdictions in which operations involving the Units extend, with the interchange rules or the Association of American Railroads (which term shall include any successor organization thereof) to the extent applicable, and with all lawfu1 rules of the United States Department of Transportation, the Interstate Commerce Commission and any other legislative, executive, administrative or judicial body exercising any power or jurisdiction over the Units, to the extent that such laws and rules affect the title, operation or use of the Units (all such laws and rules to such extent being hereinafter called the "Applicable Laws"), and in the event that, prior to the expiration of the term of this Lease, any Applicable Law requires any alteration, replacement, addition or modification of or to any part on any Unit the Lessee will conform therewith at its own expense; PROVIDED, HOWEVER, that the Lessee may at its own expense, in good faith, contest the validity or application of any Applicable Law in any reasonable manner which does not, in the opinion of the Lessor adversely affect the property or riqhts of the Lessor under this Lease. The Lessee, at its own cost and expense, may furnish other additions, modifications and improvements (including, without limitation, any special devices, assemblies or racks at any time attached or affixed to any Unit, the cost of which is not included in the Original Fair Market Value of such Unit and which are not required for the operation or use of such Unit by the United States Department of Transportation, the Interstate Commerce Commission or any other legislative, executive, administrative or judicial body exercising any power or jurisdiction over such Unit) (collectively "Additions") to the Units as the Lessee may deem desirable in the proper conduct of its business so long as such Additions shall not be inconsistent with the continuing operation of the Units, shall not diminish the value, utility or condition of the Units below the value, utility and condition thereof immediately prior to the making of such Additions, assuming the Units were then in the condition required to be maintained by the terms of this Lease, and shall not render the Units ineligible for interchange service under the rules of the Association of American Railroads to the extent applicable. Title to all Parts (as herein below defined) incorporated in or installed as part of the Units shall without further act vest in the Lessor in the following cases: (i) such Part is in replacement of or in substitution for, and not in addition to, any Part originally incorporated in or installed as part of a Unit at the time of the acceptance thereof hereunder or any Part in replacement of, or in substitution for, any such original or replaced or substituted Part;
         (ii) such Part is required to be incorporated in or installed as part of the Units pursuant to the provisions of the first paragraph of
         Section 7 hereof or the first sentence of this paragraph; or (iii) such Part cannot be readily removed from the Unit to which it relates without material damage thereto and without diminishing or impairing the value or utility which such Unit shall have had at such time had such alteration or addition not occurred. In all other cases, if no Event of Default or Default shall have occurred and be continuing, title to Parts incorporated in or installed as parts of the Units as a result of such alterations or additions shall vest in the Lessee and may be removed by the Lessee at any time during the term of this Lease and prior to the return of the Units to the Lessor pursuant to Section 14 hereof. The term "Part" for the purposes of this paragraph shall mean any appliance, part, instrument, accessory, furnishing or other equipment of any nature which may from time to time be incorporated in or installed as part of any Unit.

                  (D) The Lessee agrees to indemnify, protect and hold harmless each Indemnified Person from and against all losses, damages, injuries, liabilities, claims (including, without limitation, claims for strict liability in tort and claims based on the passive or active negligence of an Indemnified Person) and demands whatsoever, regardless of the cause thereof, and expenses in connection therewith, including, but not limited to, counsel fees and expenses, the annual fees, costs and disbursements of the Lessor, and patent, trademark or copyright liabilities, penalties and interest, arising out of or alleged to arise out of or as the result of the entering into or the performance of, or the occurrence of a default, a Default or an Event of Default under this Lease or any sublease entered into pursuant to Section 12 hereof, the ownership of any Unit, the ordering, acquisition, replacement, operation, use, condition (including any latent or patent defects in any Unit), purchase, delivery, rejection, storage or return of any Unit or any accident resulting in damage to or loss of property or injury or death to any Person in connection with, or alleged to have occurred in connection with, the ordering, acquisition, replacement, operation, use, condition, purchase, delivery, possession, storage or return of any Unit (except as otherwise expressly provided in Section 14 of this Lease), the transfer of title to the Equipment by the Lessor pursuant to any provisions of this Lease or the alleged violation of the terms of any agreement, this Lease or any law, regulation, ordinance or restriction affecting the Units, or the insolvency, bankruptcy, reorganization, recapitalization or restructuring of the Lessee or this transaction, except any matter otherwise indemnified by the Lessee caused by any act or omission of such Indemnified Person not related to the transactions contemplated by this Lease (all of which matters indemnified against pursuant to the above being hereinafter called the "Indemnified Matters"). The amount the Lessee shall be required to pay with respect to any Indemnified Matter shall include a payment to the Indemnified Person sufficient to restore such Person to the same position, after considering the effect of such payment on its United States Federal income taxes and state and city income taxes or franchise taxes based on net income, that the Indemnified Person would have been in had the Indemnified Matter not occurred. The Lessee shall be obligated under this Section 9 irrespective of whether any Indemnified Person shall also be indemnified with respect to the same matter under any other agreement by any other Person and irrespective of the negligence or conduct of any other Person, and the Indemnified Person seeking to enforce the indemnification may proceed directly against the Lessee under this Section 9 without first resorting to any such other rights of indemnification.

                  (E) The Lessee shall not be released from its obligations hereunder in the event of any damage to or the destruction or loss of any or all of the Units.

                  (F) The Lessee agrees to prepare and deliver to the Lessor, within a reasonable time prior to the required filing date (or, to the extent permissible, file on behalf of the Lessor and furnish copies thereof to the Lessor upon request) any and all reports (other than tax returns, except as otherwise provided in Section 6 hereof) to be filed by the Lessor with any Federal, State or other regulatory authority by reason of the Ownership by the Lessor of the Units or the leasing thereof to the Lessee.

                  (G) None of the indemnities in this Section 9 shall be deemed to create any rights of subrogation, from or under any Indemnified Person, in any insurer or third party against the Lessee or the Lessor therefor, whether because of any claim paid or defense provided for the benefit thereof or otherwise. The indemnities contained in this Section 9 shall survive the expiration or termination of this Lease and return of the Units as provided in Section 11 or 14 hereof with respect to all events, facts, conditions or other circumstances occuring or existing prior to such expiration or termination and are expressly made for the benefit of, and shall be enforceable by, any Indemnified Person.

                  (H) Upon the payment in full of any indemnities as contained in this Section 9 by the Lessee, and provided that no Event of Default or Default shall have occurred and be continuing (i) the Lessee shall be subrogated to any right of such Indemnified Person (except against another Indemnified Person) in respect of the matter against which indemnity has been given and (ii) any payments received by such Indemnified Person from any Person (except the Lessee) as a result of any matter with respect to which such Indemnified Person has been indemnified by the Lessee pursuant to this Section 9 shall be paid over to the Lessee to the extent necessary to reimburse the Lessee for indemnification payments previously made in respect of such matter.

         SECTION 10. EVENT OF DEFAULT. If, during the continuance of this Lease, one or more of the following events (each such event being herein sometimes called an "Event of Default") shall occur:

                  (A) default shall be made in the payment of any rent due hereunder and such default shall continue for five days or default shall be made in the payment of any other amount due hereunder and such default shall continue for ten days;

                  (B) the Lessee shall make or permit any unauthorized assignment or transfer of this Lease or of its leasehold interest in the Units hereunder; or the Lessee shall make or permit any unauthorized use or transfer of the possession of any Unit and shall fail to recover such Unit within 30 days;

                  (C) the Lessee shall fail to maintain (i) the public liability insurance coverage required by Section 7 hereof or (ii) the property insurance coverage required by Section 7 hereof and such failure shall continue for 20 days;

                  (D) default shall be made in the observance or performance of any other of the covenants, conditions and agreements on the part of the Lessee contained in or contemplated by this Lease (other than as described in the last paragraph of Section 9 hereof), and such default shall continue for 30 days after the earlier of (i) knowledge of such Default by a Responsible Officer of the Lessee or (ii) written notice from the Lessor to the Lessee specifying the default and demanding that the same be remedied (Responsible Officer shall mean the Senior Vice President-Finance and Accounting, the Treasurer, the Vice President or the Assistant Vice President-Motive Power or any other officer whose position and responsibilities require that such officer know the requirements of this Lease);

                  (E) a petition for reorganization under Title 11 of the United States Code, as now constituted or as may hereafter be amended, shall be filed by or against the Lessee and, unless such petition shall have been dismissed, nullified, stayed or otherwise rendered ineffective (but then only so long as such stay shall continue in force or such ineffectiveness shall continue), all the obligations of the Lessee under this Lease shall not have been or shall not continue thereafter to be duly assumed in writing, pursuant to a court order or decree, by a trustee or trustees appointed (whether or not subject to ratification) in such proceedings in such manner that such obligations shall have the same status as expenses of administration and obligations incurred by such trustee or trustees, within 60 days after such petition shall have been filed and otherwise in accordance with the provisions of 11 U.S.C.
         Section 1168, or any successor provision; or

                  (F) any other proceeding shall be commenced by or against the Lessee for any relief which includes, or might result in, any modification of the obligations of the Lessee hereunder, under any bankruptcy or insolvency laws, or laws relating to the relief of debtors, readjustments of indebtedness, reorganizations, arrangements, compositions or extensions (other than a law which does not permit the liquidation of the Lessee or any readjustments of the obligations of the Lessee hereunder), and, unless such proceedings shall have been dismissed, nullified, stayed or otherwise rendered ineffective (but then only so long as such stay shall continue in force or such ineffectiveness shall continue), all such obligations shall not have been or shall not continue thereafter to be duly assumed in writing pursuant to a court order or decree, by a trustee or trustees or receiver or receivers appointed (whether or not subject to ratification) for the Lessee, or for the property of the Lessee, in connection with any such proceedings in such manner that such obligations shall have the same status as expenses of administration and obligations incurred by such trustee or trustees or receiver or receivers, within 60 days after such proceedings shall have been commenced;

then, in any such case, the Lessor, at its option, may do any one or more of the following:

                  (a) proceed by appropriate court action or actions either at law or in equity to enforce performance by the Lessee of the applicable covenants of this Lease or to recover damages for the breach thereof; or

                  (b) by notice in writing to the Lessee terminate this Lease, whereupon all rights of the Lessee to the use of the Units shall absolutely cease and terminate as though this Lease had never been made, but the Lessee shall remain liable as herein provided; the Lessor may by its agents, subject to compliance with all mandatory requirements of law, enter upon the premises of the Lessee or other premises where any of the Units may be and take possession of all or any such

         Units and thenceforth hold, possess, sell, operate, lease to others and enjoy the same free from any right of the Lessee, or its successors or assigns, use the Units for any purposes whatever and without any duty to account to the Lessee for such action or inaction or for any proceeds arising therefrom; the Lessor shall, nevertheless, have a right to recover from the Lessee damages for the breach of the covenants hereof and any Event of Default and any and all amounts which under the terms of this Lease may be then due or which may have accrued to the data of such termination (computinq the rental for any number of days less than a full rental period [based on a 360 day year] by multiplying the rental for such full rental period by a fraction of which the numerator is such number of days and the denominator is the total number of days in such full rental period) and also to recover forthwith from the Lessee as damages for loss of the bargain for future rents and not as a penalty whichever of the following amounts the Lessor, in its sole discretion, shall specify: (x) a sum, with respect to each Unit, equal to (A) the excess of the present value, at the time of such termination, of the entire unpaid balance of all rental for such Unit which would otherwise have accrued hereunder from the date of such termination to the end of the term of this Lease as to such Unit over (B) the present value of the rental which the Lessor reasonably estimates to be obtainable for the Unit during such period (such present value to be computed in each case on the basis of a 10% per annum discount, compounded semi-annually from the respective dates upon which rentals would have been payable hereunder had this Lease not been terminated) or (y) an amount equal to the excess, if any, of the Casualty Value of such Unit as of the Rental Payment Date on or next precedinq the date of termination over tbe amount the Lessor reasonably estimates to be the net sales value of such Unit at such time (after deduction of all estimated expenses of such sale); PROVIDED, HOWEVER, that in the event the Lessor shall have sold any Unit, the Lessor, in lieu of collecting any amounts payable to the Lessor by the Lessee pursuant to the preceding clause (y) with respect to such Unit, may, if it shall so elect, demand that the Lessee pay the Lessor and the Lessee shall pay to the Lessor an the date of such sale, as liquidated damages for loss of a bargain for future rents and not as a penalty, an amount equal to the excess., if any, of the Casualty Value for such Unit, as of the Rental Payment Date on or next preceding the date of termination, over the net proceeds of such sale.

The Lessor may collect, receive and apply to the obligations of the Lessee hereunder any proceeds from the use or sublease of the Units or other proceeds from or with respect to the Units and any amounts held by the Lessor pending substitution for Units having suffered a Casualty Occurrence. In addition, the Lessee shall be liable, except as otherwise provided above, for any and all unpaid amounts due hereunder before, during or after the exercise of any of the foregoing remedies and for all reasonable attorneys, fees and other costs and expenses incurred in the enforcement of this Lease or by reason of the occurrence of any Default or Event of Default or the exercise of the Lessor's remedies with respect thereto, including all costs and expenses incurred in connection with the return of any Unit.

         Each of the foregoing amounts payable by the Lessee shall bear interest ("Overdue Rate") at the higher of (a) the rate payable with respect to amounts overdue on the Certificates and (b) the prime rate of interest per annum announced by Continental Bank N.A. from time to time in effect (regardless of whether such bank actually charges such rate to any customer) plus a 1.5% per annum from the date such amount was due hereunder to the date of payment thereof, in either case to the extent permitted by law.

         The remedies in this Lease provided in favor of the Lessor shall not be deemed exclusive, but shall be cumulative and may be exercised concurrently or consecutively, and shall be in addition to all other remedies in its favor existing at law or in equity. The Lessee hereby waives any mandatory requirements of law, now or hereafter in effect, which might limit or modify the remedies herein provided, to the extent that such waiver is not, at the time in question, prohibited by law. The Lessee hereby waives any and all existing or future claims to any offset against the rental payments due hereunder, and agrees to make such payments regardless of any offset or claims which may be asserted by the Lessee or on its behalf. The, Lessee hereby waives any and all claims against the Lessor and its agent or agents for damages of whatever nature in connection with any retaking of any Unit in any reasonable manner.

         No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.

         SECTION 11. RETURN OF UNITS UPON EVENT OF DEFAULT. If this Lease shall terminate pursuant to Section 10 hereof, the Lessee shall forthwith deliver possession of the Units to the Lessor. Except as hereinafter provided, each Unit so delivered shall be in the condition required by the first paragraph of

Section 7 hereof. For the purpose of delivering possession, the Lessee shall:

                  (a) forthwith and in the usual manner (including, but not by way of limitation, giving prompt telegraphic and written notice to the Association of American Railroads and all railroads to which any Unit or Units have been interchanged or which may have possession thereof to return the Unit or Units) place such Units upon such storage tracks of the Lessee or any of its affiliates as the Lessor reasonably may designate;

                  (b) permit the Lessor to store such Units on such tracks at the risk of the Lesee without charge for insurance (which shall conform to the provisions of Section 7 hereof), rent or storage until such Units have been sold, leased or otherwise disposed of by the Lessor; and

                  (c) transport the same to any place on the lines of railroad operated by the Lessee or any of its affiliates or to any connecting carrier for shipment, all as directed by the Lessor.

The assembling, delivery, storage, insurance and transporting of the Units as hereinbefore provided shall be at the expense and risk of the Lessee and are of the essence of this Lease, and, upon application to any court having jurisdiction, the Lessor shall be entitled to a decree against the Lessee requiring specific performance of the covenants of the Lessee so to assemble, deliver, store and transport the Units. Except as hereinaftar provided, during any storage period, the Lessee will, at its own expense, maintain and keep the Equipment in the condition required by the first paragraph of Section 7 hereof and will permit the Lessor or any Person designated by it, including the authorized representative or representatives of any prospective purchaser, lessee or user of any such Unit, to inspect the same. All rent earned in respect of the Units after the date of termination of this Lease shall belong to the Lessor and, if received by the Lessee, shall be promptly turned over to the Lessor.

         Without in any way limiting the foregoing obligations of the Lessee under this Section 11, the Lessee hereby irrevocably appoints the Lessor as the agent and attorney of the Lessee, with full power and authority, at any time while the Lessee is obligated to deliver possession of any Unit to the Lessor, to demand and take possession of such Unit in the name and on behalf of the Lessee from whosoever shall be in possession of such Unit at the time.

         SECTION 12. POSSESSION AND USE. So long as (i) no Event of Default exists hereunder, and (ii) the Lessee is complying with the provisions hereof, the Lessee shall be entitled to the possession and use of the Units in accordance with the terms of this Lease. Without the prior written consent of the Lessor, the Lessee may not sublease any Unit, except that, subject to the conditions of the preceding sentence, the Lessee may sublease (which sublease by its terms shall be subject and subordinate to this Lease and the rights and remedies of the Lessor), the Units to, or permit their use by, a railroad company incorporated in the United States of America (or any State thereof or the District of Columbia) upon lines of railroad owned or operated by the Lessee or by a railroad company or companies incorporated in the United States of America (or any State thereof or the District of Columbia) or over which the Lessee or such railroad company or companies have trackage rights or rights for operation of their trains or over which their equipment is regularly operated pursuant to contract, and upon the lines of railroad of connecting and other carriers in the usual interchange of traffic or in through or run-through service, but only upon and subject to all the terms and conditions of this Lease; PROVIDED, HOWEVER, that (a) the Lessor's consent, not to be unreasonably withheld, must be obtained for any sublease that, taken together with all renewal terms provided for therein, would he longer than six months during any period of 12 consecutive months.

         The Lessee shall not use, sublease or permit the sublease or use of any Unit in service involving operation or maintenance outside the United States of America except that occasional service in Canada and Mexico shall be permitted so long as such service in Canada and Mexico is on a temporary basis which is not expected to exceed a total of 90 days in any taxable year of the Lessor. The Lessee shall not sublease to or permit the sublease or use of any Unit by any person in whose hands such Unit would qualify as tax-exempt use property under
Section 168(g) of the Internal Revenue Code of 1986, as amended to the date hereof. No such assignment or sublease shall relieve the Lessee of its obligations hereunder, which shall be and remain those of a principal and not a surety.

         Nothing in the first paragraph of this Section 12 shall be deemed to restrict the right of the Lessee to assign or transfer its leasehold interest under this Lease in the Units or possession of the Units to any railroad corporation incorporated under the laws of the United States of America or any State thereof or the District of Columbia (which shall have duly assumed the obligations of the Lessee hereunder) into or with which the Lessee shall have become merged or consolidated or which shall have acquired or leased all or substantially all the lines of railroad of the Lessee; PROVIDED, HOWEVER, that the Lessee is not in default under any provision of this Lease immediately before the effectiveness of such merger, consolidation, lease or acquisition and that such assignee, lessee or transferee, immediately after the effectiveness of such merger, consolidation, lease or acquisition (i) will have a net worth of not less than the net worth of the Lessee immediately before such effectiveness, and (ii) will not be in default under any provision of this Lease.

         The Lessee will not create or suffer to exist and as soon as possible, at its own expense, will cause to be duly discharged, any lien, charge, security interest or other encumbrance (except any sublease as aforesaid and other than an encumbrance created by the Lessor which is not contemplated by this Lease or results from claims against the Lessor not related to the ownership or leasing of the Units) which may at any time be imposed on or with respect to any Unit including any Addition, Part or accession thereto or the interest of the Lessor therein; except that this covenant will not be breached by reason of liens for taxes, assessments or governmental charges or levies, in each case not due and delinquent, or undetermined or inchoate materialmen's, mechanics', workmen's, repairmen's or other like liens arising in the ordinary course of business and, in each case, not delinquent and any lien of any mortgage or security agreement of the Lessee that may attach to the Lessee's leasehold interest in and to the Units and shall, in accordance with the terms of such instruments, be subordinate to the interests of the Lessor hereunder (collectively, the "Permitted Liens"); and the Lessee shall be under no obligation to discharge any such lien, charge, security interest or encumbrance so long as it is diligently contesting the same in good faith and by appropriate legal proceedings and the failure to discharge the same does not, in the opinion of the Lessor adversely affect the title, property or rights of the Lessor.

         SECTION 13. RIGHT OF RENEWAL; PURCHASE OPTION. Provided that this Lease has not been earlier terminated and no Event of Default or Default exists, the Lessee may, by irrevocable written notice delivered to the Lessor not less than 180 days (nor more than 360 days) prior to the end of the original term of this lease, elect to extend the term of this Lease in respect of all of the Units then subject to this Lease, for a period acceptable to both the lessor and the Lessee at tile Fair Market Rental (as hereinafter defined).

         Provided that this Lease has not been earlier terminated and no Event of Default or Default exists, the Lessee may by irrevocable written notice delivered to the Lessor not less than 180 days (nor more than 360 days) prior to the end of the original term of the renewal term, if elected, of this Lease elect to purchase all of the Units then subject to this Lease at a Fair Market Purchase Price payable in immediately available funds on the expiration of the original term or renewal term, as the case may be. Upon payment of the Fair Market Purchase Price of any Unit pursuant to such exercise by the Lessee of its right to purchase such Units, the Lessor shall execute and deliver to the Lessee, or upon request of the Lessee, to the Lessee's assignee or nominee, a bill of sale (without warranties except as hereinafter provided in this sentence) for such Units such as will transfer to the Lessee title to such Units free and clear of all claims, liens, security interests and other encumbrances created by or arising through the Lessor, other than claims, liens, security interests and encumbrances which the Lessee is obligated to pay or discharge under or pursuant to this Lease. Such bill of sale shall be accompanied by an opinion of Lessor's legal counsel to the effect that the Lessor is authorized to complete such transaction and that the bill of sale is effective to accomplish that which is set forth therein.

         The Fair Market Rental and Fair Market Purchase Price shall be determined on the basis of, and shall be equal in amount to, the cash rental, or the purchase price (as of such date as the context herein requires), as the case may be, which would obtain in an arm's-length transaction between an informed and willing lessee or purchaser, as the case may be, and an informed and willing lessor or seller, as the case may be (other than a lessee currently in possession), under no compulsion to lease or sell, as the case may be, but there shall be excluded from such determination any rental or purchase value attributable to additions, modifications and improvements which the Lessee is entitled to remove pursuant to Section 9 hereof and without consideration of the Lessee's purchase or renewal option; PROVIDED, HOWEVER, that Fair Market Rental shall be determined on the basis of the term and other terms and conditions of the lease being considered. In making such determination, costs of removal from the location of current use shall not be a deduction from such rental or purchase price and it shall be assumed that the Units have been collected in one place on the lines of the Lessee as directed by the Lessor. If, after 20 days from the giving of notice by the Lessee of the Lessee's election to extend the term of this Lease or the giving of notice by the Lessee that it intends to purchase Units, as aforesaid, the Lessor and the Lessee are unable to agree upon a determination of the Fair Market Rental or Original Fair Market Value of the Units, such rental or purchase price shall be determined in accordance with the foregoing definition by the following procedure: If either the Lessor or the Lessee shall have given written notice to the other requesting determination of such rental or purchaser price by this appraisal procedure, such parties shall consult for the purpose of appointing a qualified independent appraiser by mutual agreement. If no such appraiser is appointed within 15 business days after such notice is given, each such party shall appoint an independent appraiser within 20 business days after such notice is given, and the two appraisers so appointed shall within 25 business days after such notice is given appoint a third independent appraiser. If no such third appraiser is appointed within 25 business days after such notice is given, either such party may request the American Arbitration Association to make such appointment, and both parties shall be bound by any appointment so made. Any appraiser or appraisers appointed pursuant to the foregoing procedure shall be instructed to determine the Fair Market Rental or the Fair Market Purchase Price, as the case may be, of the units then to be appraised, within 30 days after his or their appointment. If such parties shall have appointed a single appraiser or if either such party shall have failed to appoint an appraiser, the determination of Fair Market Rental or Fair Market Purchase Price, as the case may be, of the single appraiser appointed shall be final. If three appraisers shall be appointed, the determination of the appraiser which differs most from that of the other two appraisers shall be excluded, the remaining two determinations shall be averaged and such latter average shall be final and binding as the Fair Market Rental or Fair Market Purchase Price, as the case may be. The appraisal proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date hereof, except as modified hereby. The provision for this appraisal procedure shall be the exclusive means of determining Fair Market Rental or Original Fair Market Value, as the case may be, and shall be in lieu of any judicial or other procedure for the determination thereof, and each party hereto hereby consents and agrees not to assert any judicial or other procedures. Except as otherwise provided herein, the Lessee and the Owner shall equally share all appraisal procedure expenses.

         SECTION 14. RETURN OF UNITS UPON EXPIRATION OF TERM. As soon as practicable on or after the expiration of the original or any renewal term of this Lease with respect to any Unit and in any event within 60 days thereof, the Lessee will, at its own cost and expense, at the request of the Lessor, deliver possession of such Unit (if not purchased by the Lessee to the Lessor upon such storage tracks of the Lessee as the Lessee nay reasonably designate and as shall be acceptable to the Lessor at a location east of the Missouri River and permit the Lessor to store such Unit on such tracks for a period not exceeding 90 days following notification to the Lessor by the Lessee that 80% of the Units have been assembled and delivered for storage (or, with respect to any Unit not delivered at the time of such notification, 90 days following notification from the Lessee to the Lessor that such Unit has been delivered for storage) and upon not less than 30 days prior written notice from the Lessor to the Lessee, transport the same, at any time within such 90-day period but not more than one time, to any reasonable place on the lines of railroad operated by the Lessee, or to any connecting carrier for shipment, all as reasonably directed by the Lessor and as acceptable to the Lessee, the movement and storage of such Units to be at the expense and risk of the Lessee (which shall during such period maintain the insurance required by Section 7 hereof); and in the event that any Unit shall suffer a Casualty Occurrence during such storage period, the Lessee shall pay the Lessor the Casualty Value thereof as provided in Section 7 hereof. During any such storage period the Lessee will permit the Lessor or any Person designated by the Lessor, including the authorized representatives of any prospective purchaser, lessee or user of such Unit, to inspect the same; PROVIDE, HOWEVER, that the Lessee shall not be liab1e, except in the case of willful misconduct, negligence or strict liability of the Lessee or of its employees or agents, for any injury to, or the death of, any Person exercising, on behalf of either the Lessor, the Owner, the Security Trustee or any prospective purchaser, lessee or user, such rights of inspection. Except as hereinafter provided in this Section 14, each Unit returned to the Lessor pursuant to this Section 14 shall (except for additions, modifications and improvements which the Lessee is entitled to remove and does remove pursuant to
Section 9 hereof) be in the condition required by the first sentence of Section 7 hereof. The assembling, delivery, storage and transporting of the Units as hereinbefore provided are of the essence of this Lease and, upon application to any court of equity having jurisdiction in the premises, the Lessor shall be entitled to a decree against the Lessee requiring specific performance thereof. During any storage period, the Lessee will, at its own expense, maintain and keep the Units (except for additions, modifications and improvements which the Lessee is entitled to remove and does remove pursuant to Section 9 hereof) in the condition required by the first sentence of Section 7 hereof. Notwithstanding anything to the contrary contained in this Section 14, the Lessee shall have no obligation under clauses (b) through (d) of the first sentence of Section 7 hereof after return of a Unit upon expiration of the original or any renewal term of this Lease or with respect to a termination of the nature described in the last paragraph of Section 7 hereof. All rent earned in respect of the Units after the date of termination of this Lease shall belong to the Lessor and, if received by the Lessee, shall be promptly turned over to the Lessor. If any Unit is not returned on a date within 30 days of the expiration of the original or any renewal term of this Lease, the Lessee will pay to the Lessor as rental for such Unit from such date until such Unit is returned an amount equal to (a) the average quarterly rental payment payable with respect to such Unit during the original term hereof times (b) a fraction the numerator of which is the actual number of days from such date until the return of such Unit and the denominator of which is 90. Concurrently with each delivery of a Unit to the Lessor hereunder, the Lessee will deliver to the Lessor all records in its possession relating to the repair end maintenance history of such Unit, including without limitation all logs, schedules and computer data relating to such history of the type maintained in the ordinary course of business of the Lessee with respect to locomotives owned or leased by the Lessee.

After the 90-day storage period described above, the Lessee will store any such Unit at the risk of the Lessor and at then prevailing storage rates for 180 days or for such longer period as the parties may agree.

         SECTION 15. RECORDING. The Lessee, at its own expense, will cause this Lease to be recorded at the Interstate Commerce Commission pursuant to 49 U.S.C.
Section 11303. The Lessee will from time to time do and perform any other act and will execute, acknowledge, deliver, file, register, record (and will refile, reregister, deposit and redeposit or rerecord whenever required) any and all further instruments required by law or reasonably requested by the Lessor for the purpose of proper protection, to its satisfaction, of the Lessor's respective rights in the Units, or for the purpose of carrying out the intention of this Lease; and the Lessee will promptly furnish to the Lessor evidence of all such filing, registering, depositing, recording and other acts which nay be required under this Section 15, and an opinion or opinions of counsel for the Lessee with respect thereto satisfactory to the Lessor. This Lease shall be filed with the Interstate Commerce Commission prior to the delivery and acceptance hereunder of any Unit.

         SECTION 16. INTEREST ON OVERDUE RENTALS. Anything to the contrary herein contained notwithstanding, any nonpayment of rent or other obligation due hereunder shall result in the obligation on the part of the Lessee promptly to pay, to the extent legally enforceable, an amount on the overdue rentals and other obligations for the period of time during which they are overdue at the Overdue Rate as defined in Section 10.

         SECTION 17. NOTICES. All communications and notices provided for herein shall be in writing and shall become effective when delivered by mail, by hand or by any other means of communication of written notice, addressed as follows:

                  (a) if to the Lessor, at 14400 South Robey Street, P.O. Box 2270, Dixmoor, Illinois 60426, Attention: President;

                  (b) If to the Lessee, at One North Western Center, 165 Worth Canal Street, Chicago, Illinois 60606, Attention: Vice President - Finance;

or addressed to either party at such other address as such party shall hereafter furnish to the other party in writing.

         SECTION 18. SEVERABILITY; EFFECT AND MODIFICATION OF LEASE; THIRD-PARTY BENEFICIARIES. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         This Lease exclusively and completely states the rights of the Lessor and the Lessee with respect to the leasing of the Units and supersedes all other agreements, oral or written, with respect thereto. No variation or modification of this Lease and no waiver of any of its provisions or conditions shall be valid unless in writing and signed by duly authorized signatories for the Lessor and the Lessee.

         The parties hereto intend this instrument to be a true lease and that the rights conferred upon the Lessee in the Units are only a leasehold interest for the term of this Lease.

         SECTION 19. EXECUTION. This Lease may be executed in several counterparts, such counterparts together constituting but one and the same instrument. It shall not be necessary that any counterpart be signed by both parties hereto so long as each party hereto shall have executed and delivered one counterpart hereof. Although for convenience this Lease is dated as of the date first set forth above, the actual date or dates of execution hereof by the parties hereto is or are, respectively, the date or dates shown below their signatures.

         SECTION 20. LAW GOVERNING. The terms of this Lease and all rights and obligations hereunder shall he governed by the laws of the State of Illinois; PROVIDED, HOWEVER, that the parties shall be entitled to all rights, conferred by 49 U.S.C. Section 11303 and such additional rights arising out of the filing or deposit hereof, if any, and of any assignment hereof and any markings on the Units as shall be conferred by the laws of the several jurisdictions in which this Lease or any assignment hereof shall be filed or deposited.

         SECTION 21. LESSOR'S RIGHT TO PERFORM. If the Lessee fails to perform or comply with any of its agreements contained herein, the Lessor may (but shall have no obligation to do so) upon notice to the Lessee, and without releasing the Lease from any of its obligations hereunder, perform or comply with such agreement, and the amount of the reasonable costs and expenses (including reasonable counsel fees, if any) incurred in connection with such performance or compliance, together with interest on such amount at the Overdue Rate, shall be payable by the Lessee upon demand. No such performance or compliance by the Lessor shall be deemed a waiver of any rights and remedies against the Lessee hereunder nor be deemed to ours any default by the Lessee hereunder.

         IN WITNESS WHEREOF, the parties hereto have each caused this agreement to be duly executed by their respective officers thereunto duly authorized.


                                CHICAGO AND NORTH WESTERN
                                TRANSPORTATION COMPANY

                                By: /s/ DENNIS E. WALLER
                                    -----------------------------
                                    Name:  Dennis E. Waller
                                    Title: Vice President -
                                           Engineering & Materials


                                NATIONAL RAILWAY EQUIPMENT COMPANY

                                By: /s/ L. J. BEAL
                                    -----------------------------
                                    Name:  L. J. Beal
                                    Title: President

STATE OF ILLINOIS  )
                   )     SS:
COUNTY OF COOK     )

         On this 7th day of November, 1991, before me personally appeared Dennis
E. Waller, to me personally known, who, by me being duly sworn, says that he is a Vice President - Engineering & Materials of Chicago and North Western Transportation Company, and that the foregoing instrument was signed on behalf of said corporation by authority of its Board of Directors, and he acknowledged that the execution of the foregoing instrument was the free act and deed of said corporation.


                                        /s/ JUDITH A. SIMM
                                        ----------------------------
                                        Notary Public


My commission expires:  6-7-93


STATE OF ILLINOIS  )
                   )     SS:
COUNTY OF COOK     )


         On this 7th day of November, 1991, before me personally appeared L. J. Beal, to me personally known, who, by me being duly sworn, says that he is a President of National Railway Equipment Company, and that the foregoing instrument was signed on behalf of said corporation by authority of its Board of Directors, and he acknowledged that the execution of the foregoing instrument was the free act and deed of said corporation.


                                        /s/ JUDITH A. SIMM
                                        ----------------------------
                                        Notary Public


My commission expires:  6-7-93

                                                                      SCHEDULE A
                                                                           TO
                                                                         LEASE

                            DESCRIPTION OF EQUIPMENT

Type and General Description of Locomotive Unit, Marks and Numbers:

UNIT NO.                 TYPE                           GENERAL DESCRIPTION
- --------                -------                     --------------------------
CNW 4701                GP-38-2                     General Purpose Locomotive
CNW 4702                GP-38-2                     General Purpose Locomotive
CNW 4703                GP-38-2                     General Purpose Locomotive
CNW 4704                GP-38-2                     General Purpose Locomotive
CNW 4705                GP-38-2                     General Purpose Locomotive
CNW 4706                GP-38-2                     General Purpose Locomotive
CNW 4707                GP-38-2                     General Purpose Locomotive
CNW 4708                GP-38-2                     General Purpose Locomotive
CNW 4709                GP-38-2                     General Purpose Locomotive
CNW 4710                GP-38-2                     General Purpose Locomotive
CNW 4711                GP-38-2                     General Purpose Locomotive


                                                          LEASE RATE
ORIGINAL FAIR                                           PER LOCOMOTIVE
MARKET VALUE             TERM                   QUARTERLY               DAILY
- ------------          ----------               ----------              -------

$600,000.00           144 Months               $17,795.90              $195.00

                                                                      SCHEDULE B
                                                                           TO
                                                                         LEASE

                            CASUALTY VALUE PER UNIT

PAYMENT NUMBER              PAYMENT DATE            CASUALTY VALUE PERCENTAGE
- --------------              ------------            -------------------------

      1                       04/01/92                       100.00%
      2                       07/01/92                        98.98%
      3                       10/01/92                        97.93%
      4                       01/01/93                        96.87%
      5                       04/01/93                        95.78%
      6                       07/01/93                        94.68%
      7                       10/01/93                        93.55%
      8                       01/01/94                        92.40%
      9                       04/01/94                        91.23%
     10                       07/01/94                        90.04%
     11                       10/01/94                        88.82%
     12                       01/01/95                        87.58%
     13                       04/01/95                        86.31%
     14                       07/01/95                        85.02%
     15                       10/01/95                        83.71%
     16                       01/01/96                        82.37%
     17                       04/01/96                        81.00%
     18                       07/01/96                        79.61%
     19                       10/01/96                        78.19%
     20                       01/01/97                        76.74%
     21                       04/01/97                        75.27%
     22                       07/01/97                        73.76%
     23                       10/01/97                        72.23%
     24                       01/01/98                        70.67%
     25                       04/01/98                        69.07%
     26                       07/01/98                        67.45%
     27                       10/01/98                        65.79%
     28                       01/01/99                        64.10%
     29                       04/01/99                        62.38%
     30                       07/01/99                        60.63%
     31                       10/01/99                        58.84%
     32                       01/01/00                        57.02%
     33                       04/01/00                        55.16%
     34                       07/01/00                        53.26%
     35                       10/01/00                        51.33%
     36                       01/01/01                        49.36%
     37                       04/01/01                        47.35%
     38                       07/01/01                        45.31%
     39                       10/01/01                        43.22%
     40                       01/01/02                        41.10%
     41                       04/01/02                        38.93%
     42                       07/01/02                        36.72%
     43                       10/01/02                        34.47%
     44                       01/01/03                        32.17%
     45                       04/01/03                        29.83%
     46                       07/01/03                        27.44%
     47                       10/01/03                        25.01%
     48                       01/01/04                        22.53%


(LAW-2)   A:\C17688.002

                           CERTIFICATE OF ACCEPTANCE

         I. John E. Voldseth, Vice President - Finance, as the duly authorized representative of Chicago and North Western Transportation Company ("CNW") do hereby certify that I have inspected and accepted the following Units on behalf of CNW in accordance with the terms of that certain Lease of Railroad Equipment Agreement dated as of November 1, 1991 ("Lease Agreement"). All capitalized terms used herein shall have the same meaning as in the Lease Agreement:

         TYPE OF EQUIPMENT:             EMD GP38-2 Locomotive Units
                                        (2,000 horsepower)

         DATE ACCEPTED:                 December 12, 1991

         NUMBER OF UNITS:               Five (5)

         IDENTIFYING NUMBERS:           CNW 4701, CNW 4702, CNW 4703,
                                        CNW 4704 and CNW 4706

         I do further certify that the foregoing Units are in Acceptable Condition and conform to the specifications, requirements and standards applicable thereto as provided in the Lease Agreement.


                                        /s/ JOHN E. VOLDSETH
                                        ---------------------------
                                        John E. Voldseth
                                        Chicago and North Western
                                           Transportation Company

Date:  December 12, 1991

(LAW)    A:\L352\L352-6.815   (9)

                                                                     Exhibit "B"


                               PURCHASE AGREEMENT



         THIS AGREEMENT dated as of October 22, 1991 is by and between CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY ("CNW") and NATIONAL RAILWAY EQUIPMENT CO. ("NRE").


                                  WITNESSETH:

         WHEREAS, CNW desires to sell to NRE eighteen (18) used EMD GP3O locomotives, twenty-five (25) used EMD 6P35 locomotives and ten (10) used EMD SD4O locomotives (collectively called the "Units") currently owned by CNW currently bearing the CNW-assigned road numbers as listed on Exhibit "A" hereto: and

         WHEREAS, NRE desires to purchase the Units from CNW.

         NOW, THEREFORE, in consideration of the terms, conditions and covenants contained in this Agreement, the adequacy of which being hereby acknowledged by both CNW and NRE, it is hereby agreed as follows:

         1. AUTHORITY. CNW hereby agrees to sell to NRE the Units pursuant to authority given by CNW's Board of Directors.

         2. PURCHASE PRICE. The Purchase Price ("Purchase Price") for the Units shall be $397,675 for the eighteen (18) EMD GP30 locomotives, $552,325 for the twenty-five (25) EMD GP35 locomotives and $1,750,000 for the ten (10) operable EMD SD40 locomotives in legal currency of the USA.

         3. DELIVERY. The Units shall be delivered to NRE in Lots (as hereinafter defined) A-IS F.0.T. CNW's Des Moines Short Line Yard at Des Moines, Iowa (the "Interchange Point"). CNW shall use its best efforts to deliver the first Lot of Units to NRE within fifteen (15) days following final execution of this Agreement and remaining Lots on or before December 9, 1991. CNW agrees to move the Units without cost to NRE to the Interchange Point.

         4. PAYMENT. The Purchase Price is to be paid to CMW in not more than three (3) installments. The first installment shall be $397,675 payable in cash (via bank wire transfer) within ten (10) working days from date of delivery at the Interchange Point for the eighteen (18) GP30 locomotives. The second installment shall be $552,325 payable in cash (via bank wire transfer) within ten (10) working days from date of delivery at the Interchange Point for the twenty-five (25) GP35 locomotives. The third and final payment shall be $1,750,000 payable in cash (via bank wire transfer) within ten (10) working days from date of delivery at the Interchange Point for the ten (10) SD4O locomotives. The 10th calendar day after delivery of a Lot of the Units to NRE at the Interchange Point shall be the "Closing Date" and all payments and all closing documents for such Lot shall be exchanged between CNW and NRE on such Closing Date. If a Closing Date falls on a weekend or national holiday, the closing shall occur on the next succeeding business day. Each payment for the

Units will be made by wire transfer in immediately available funds on the applicable due date of closing by 11:00 a.m., Chicago time, to CNW account number 07-00010 at The First National Bank of Chicago (the "Bank"), Wire ABA Bank #071000013, or otherwise in accordance with CNW's instructions. NRE will pay, to the extent legally enforceable, interest upon all amounts remaining unpaid after the same shall have become due and payable pursuant to the terms of this Agreement at the rate of (a) 10% per annum or (b) 2% over the prime commercial rate of the Bank, whichever is higher.

         5. INSPECTIONS. On or prior to delivery, NRE shall deliver to CNW an Acceptance Certificate in the form of Exhibit "B" hereto signed by a duly authorized NRE officer identifying all such Units as accepted. NRE will take delivery of and settle on the applicable Closing Date for all accepted Units delivered to the Interchange Point. The Units will be moved to the Interchange Point and delivered to NRE in no more than three (3) Lots, the first Lot consisting of eighteen (18) GP30 locomotives, the second Lot consisting of twenty-five (25) GP35 locomotives and the third Lot consisting of ten (10) SD40 locomotives, each being (a "Lot"). Nothing in this Agreement shall preclude CNW from delivering and closing on Lots on a more expeditious basis provided both CNW and NRE mutually agree to any such acceleration.

         6. DISCLAIMER OF WARRANTY. CNW HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR INPLIED, AS TO TITLE (EXCEPT SUCH WARRANTY OF TITLE AS IS EXPRESSLY PROVIDED IN THE BILL OF SALE REFERRED TO BELOW), CONDITION, COMPLIANCE WITH SPECIFICATIONS, QUALITY, DURABILITY, SUITABILITY, MERCHANTABILITY OR FITNESS FOR USE OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE UNITS. THE UNITS ARE SOLD HEREUNDER BY CNW "AS-IS" AND "WITH ALL FAULTS" F.O.T. THE INTERCHANGE POINT. NRE will have no right hereunder or othwerwise (and waives all rights) to make any claim against CNW for breach of warranty of any kind whatsoever (except for breach of CNW's title warranty) or for ajdustment in the price of the Units delivered to an accepted by NRE hereunder.

         7. RISK OF LOSS AND NRE'S INDEMNITY. On delivery of each Unit CNW will have no further responsibility for such Unit. Except for damage or loss in transportation on CNW's lines, NRE assumes all risk of loss, damage or destruction of each delivered Unit and any component or part thereof, and commencing upon delivery by CNW, NRE will indemnify, protect and hold harmless CNW from and against all losses, damages, injuries, liabilities, claims (including, without limitation, claims for strict liability tort) and demands whatsoever, regardless of the cause thereof, including the sole negligence of CNW, its employees or agents, and any expenses in connection therewith, including but not limited to counsel fees and expenses, arising out of or as a result of the condition, purchase, use, or storage of any Unit delivered to this Interchange Point or any accident (except in the aforesaid transportation by CNW) in connection with the inspection, operation, use, condition, possession, storage, or return of any such Unit resulting in damage to property or injury or death to any person.

         8. CLOSING DOCUMENTS. CNW will deliver to NRE on or before the applicable Closing Date for Units for which CNW has received an Acceptance Certificate from NRE as provided in this Agreement the following documents:

                  (a) Bill of Sale in the form of Exhibit "C" attached hereto, evidencing transfer to NRE on the Closing Date of title to the Units and warranting that at the time of delivery of such Units and warranting that at the time of delivery of such Units, CNW had legal title thereto and good and lawful right to sell such Units and that such Units were at such time free of all claims, liens and encumbrances of any nature.

                  (b) Invoice for Units to be closed for in the form of Exhibit "D" attached hereto.

                  (b) Invoice for Units to be closed for in the form of Exhibit "D" attached hereto.

         9.       COSTS

                  (a) BROKERS. CNW shall in no event be liable to any party for any commission, finder's fee, attorney's fee or similar expense arising out of the sale and assignment effected thereby, except for fees or charges for which CNW shall expressly contract.

                  (b) EXPENSES. Except as otherwise provided, all legal, accounting and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  (c) SALES, EXCISE, TRANSFER AND PROPERTY TAXES. NRE shall bear and pay all local, state or federal tax (other than federal, state or city net income taxes or franchise taxes measured by net income on such receipts) or license or registration fees, assessments, charges, fines, levies, imposts, duties, withholdings, stamp taxes and penalties levied or imposed on or in connection with the sale of the Units, and any filing or recording fees payable in connection with the instruments or transfer provided for herein.

         10.      FORM OF AGREEMENT.

                  (a) SECTION HEADINGS. The subject headings to the paragraphs and subparagraphs of this Agreement is included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

                  (b) ENTIRE AGREEMENT: MODIFICATION; WAIVER. This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporary agreements, representations, and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         11. ASSIGNMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties to is and their respective successors and assigns; provided, however, CNW may not assign any of its rights under it, except to a wholly-owned subsidiary corporation of CNW or to any corporation which shall acquire all or substantially all of the stock or assets of CNW or unless NRE consents in writing to such assignment, which consent shall not be unreasonably withheld. Any assignment by CNW and/or NRE shall not relieve either CNW and/or NRE of any of their obligations or duties under this Agreement. NRE may not assign any of its rights or delegate any of its duties under this Agreement without the consent in writing from CNW, which consents shall not be unreasonably withheld.

         12. PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement or the property of any such party, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement or the property of any such party.

         13. GOVERNING LAW. This Agreement shall be construed in accordance with and be governed by the laws in effect in the State of Illinois.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


NATIONAL RAILWAY EQUIPMENT CO.             CHICAGO AND NORTH WESTERN
                                           TRANSPORTATION COMPANY

By: /s/ [illegible]                        By: /s/ D. E. WELLER
    -------------------------------            --------------------------------
Title:  [illegible]                        Title:  Vice President -
                                                   Engineering and Materials
Date:   [illegible]                        Date:   November 7, 1991


L352-6  (1-4)

                                   EXHIBIT "A"


GP35 LOCOMOTIVES                SD40 LOCOMOTIVES               GP30 LOCOMOTIVES
     (25)                             (10)                           (18)
- ----------------                ----------------               ----------------
    CNW 824                          CNW 869                        CNW 802
    CNW 825                          CNW 870                        CNW 803
    CNW 826                          CNW 872                        CNW 804
    CNW 827                          CNW 878                        CNW 805
    CNW 828                          CNW 882                        CNW 806
    CNW 829                          CNW 886                        CNW 807
    CNW 830                          CNW 889                        CNW 808
    CNW 833                          CNW 892                        CNW 809
    CNW 836                          CNW 923                        CNW 810
    CNW 838                          CNW 926                        CNW 811
    CNW 841                                                         CNW 812
    CNW 843                                                         CNW 813
    CNW 847                                                         CNW 816
    CNW 848                                                         CNW 818
    CNW 849                                                         CNW 819
    CNW 850                                                         CNW 821
    CNW 851                                                         CNW 822
    CNW 852                                                         CNW 823
    CNW 853
    CNW 854
    CNW 855
    CNW 861
    CNW 863
    CNW 864
    CNW 865


L352-6  (5.*)

                                                                     EXHIBIT "B"

                           CERTIFICATE OF ACCEPTANCE


         I, _____________________________, _________________________________,
            (Name)                           (Title)

as the duly authorized representative of National Railway Equipment Co. ("NRE"), do hereby certify that I have inspected and accepted the following Units on behalf of NRE in accordance with the terms of that certain Purchase Agreement dated as of October 22, 1991 ("Purchase Agreement"). All capitalized terms used herein shall have the same meaning as in the Purchase Agreement:

         TYPE OF EQUIPMENT:
         DATE ACCEPTED:
         NUMBER OF UNITS:
         IDENTIFYING NUMBERS:

         I do further certify that the foregoing Units are in Acceptable Condition and conform to the specifications, requirements and standards applicable thereto as provided in the Purchase Agreement.


                                      ------------------------------
                                        Authorized Representative
                                      National Railway Equipment Co.


Date: ______________________


L352-6  (6.*)

                                                                     EXHIBIT "C"

                                  BILL OF SALE


            FOR AN IN CONSIDERATION and upon the payment of Ten Dollars ($10.00) and other good and valuable consideration, the adequacy of which is hereby acknowledged, CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY, a Delaware Corporation (the Seller), does hereby grant, bargain, sell, transfer and deliver unto NATIONAL RAILWAY EQUIPMENT CO. (the Buyer), its successors and assigns, all of the Seller's right, title to and interest in the equipment described on Schedule A attached hereto and made a part hereof (the Units).

            The Seller hereby warrants that at the time of delivery of the Units to the Buyer, the Seller had legal title thereto and good and lawful right to sell the Units and that the Units were at such time free of all claims, liens and encumbrances of any nature: and the Seller covenants to defend such title against the lawful claims and demands of any persons whomsoever based on claims originating prior to such delivery of the Units.

            IN WITNESS WHEREOF, Chicago and North Western Transportation Company has executed this Bill of Sale this ______ day of _____________, 1991.

                                          CHICAGO AND NORTH WESTERN
                                           TRANSPORTATION COMPANY


                                          /s/ J. E. VOLDSETH
                                          -------------------------------
                                          J. E. Voldseth
                                          Vice President-Finance

ATTEST:

/s/
- ----------------------------
Assistant Secretary

L352-6 (7.*)

                                                                     EXHIBIT "D"

                          NORTH WESTERN LEASING COMPANY

                                       and

                CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY
                            One North Western Center
                             Chicago, Illinois 60606


                                  I N V O I C E

                                               Date:

SOLD TO:  * NATIONAL RAILWAY EQUIPMENT CO.

o In accordance with the Purchase Agreement (Agreement) dated as of October 22, 1991 between NATIONAL RAILWAY EQUIPMENT CO. (NRE) and CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY (CNW).


DESCRIPTION:

For description of equipment see the attached Schedule.


PAYMENT TERMS:

First National Bank of Chicago Account No. 07-00010 Chicago and North Western Transportation Company
Chicago, Illinois

WIRE:  ABA Bank #07100013


L352-6 (8.*)

                                                        Chicago and NorthWestern
                                                         Transportation Company
                                                             [LOGO OMITTED]

October 30, 1991


Mr. L. J. Beal
President
National Railway Equipment Co.
14400 S. Robey Street
P.O. Box 2270
Dixmoor, IL  60426


Dear Mr. Beal:

This letter confirms the agreement between Chicago and North Western Transportation Company ("CNW") and National Railway Equipment Company ("NRE") to enter into (i) a lease agreement (the "Lease") in the form of Exhibit "A" hereto, covering the lease for a period of not less than twelve (12) years from NRE as Lessor to CNW as Lessee of eleven (11) GP38-2 locomotives (the "Lease Locomotives") consisting of: three (3) units built in 1979, being original GP38-2 locomotives with extended range dynamics, one (1) unit built in 1974, being an original GP38-2 locomotive without dynamics, and seven (7) units that are GP38-2 conversion units, these locomotives being equipped with standard range dynamics (see Schedule "As" hereto), and (ii) a purchase agreement (the "Purchase Agreement") in the form of Exhibit "B" hereto, covering the purchase by NRE from CNW of eighteen (18) used EMD GP30 locomotives for $397,675, twenty-five (25) used EMD GP35 locomotives for $552,325 and ten (10) used EMD SD40 locomotives for $1,750,000 (collectively the "Purchase Locomotives"). The final closing under the Purchase Agreement for the Purchase Locomotives shall take place on or before December 23, 1991.

As specified in the Lease, NRE will provide the Lease Locomotives at a daily rate of $195.00 per day per unit for a period of twelve (12) years. The Lease Locomotives will include four (4) units that have recently completed totally rebuilt engines and three (3) units just have been recently completely repacked. As for the balance of the Lease Locomotives, all engines will be qualified and checked for excessive wear and/or damage as outlined in Schedule "B" prior to delivery.

National Railway Equipment Company
October 30, 1991
Page 2


NRE fully warrants all replacement components in the Lease Locomotives to be free from all defects in material and workmanship for a period of two (2) years commencing upon acceptance of all such Lease Locomotives by CNW under the Lease. This warranty also includes the replacement of all such failed replacement components. In addition, with regard to each Lease Locomotive, NRE warrants (i) all traction motors and replacements therefor to be free from all defects in material and workmanship for a period of six (6) years, (ii) all AR-10 alternators and replacements therefor for a period of twelve (12) years against any major failure and (iii) all crankshafts and replacements therefor to be free from all defects in material and workmanship for a period of twelve (12) years. This warranty also includes the replacement of all such failed components. NRE has the option to replace such failed components with qualified, rebuilt or take out components. NRE agrees to apply "electronic temperature control" mechanism to all leased locomotives. NRE will provide for purchase by CNW at NRE's cost, all items for the Lease Locomotives that are recommended on Schedule "C" hereto for changeout at the stated periodical basis. NRE will replace the failed components only, no freight or labor to be included.

This warranty does not apply to any other parts of the Lease Locomotives, and CNW shall be responsible for the repair and maintenance of any part not so covered. Moreover, NRE shall have the option, if any of the parts covered by this warranty in the preceding paragraph above fails to furnish qualified rebuilt parts. If NRE cannot provide qualified rebuilt parts, NRE has the right to secure said part from a dealer of its choice at the right to secure said part from a dealer of its choice at NRE's sole cost and expense. NRE shall use its best efforts to prevent service interruptions which may be incurred by CNW as a result of delays incurred by NRE while NRE secures parts from the dealer of its choice. Such best efforts shall include the provision of replacement locomotives on a temporary basis if NRE is unable to provide qualified parts within fifteen
(15) working days from receipt of notice from CNW.

It is expressly understood that the terms of this letter agreement and these warranty obligations of NRE are supplementary to the provisions of the Lease and that these warranty obligations may not be assigned or delegated by NRE to a third party without CNW's express written consent.

All Lease Locomotives are to be delivered by NRE to CNW between November 15, 1991 and March 31, 1992, inclusive. Interim rental for Lease Locomotives and delivered and accepted under the Lease may not begin to accrue until January 1, 1992.

National Railway Equipment Company
October 30, 1991
Page 3


It is expressly understood by both CNW and NRE that (i) CNW shall have no obligation to enter into the Lease unless and until CNW has received applicable authority from its Board of Directors, (ii) CNW shall have no obligation to pay and rental for any Lease Locomotive nor perform any other obligation under the Lease unless and until NRE has closed for all of the Purchase Locomotives under the Purchase Agreement on or prior to December 23, 1991 and (iii) if CNW does not secure applicable authority from its Board of Directors, NRE has no obligation under the Purchase Agreement.

If NRE concurs with the foregoing please so indicate by signing, dating and returning to me the duplicate original of this letter agreement.

                                   Sincerely,

                                   CHICAGO AND NORTH WESTERN
                                     TRANSPORTATION COMPANY


                                   By: /s/ D. E. WALLER
                                       ---------------------------
                                           Vice President -
                                       Engineering & Materials

AGREED TO AND ACCEPTED this 7th day of November, 1991.

                                   NATIONAL RAILWAY EQUIPMENT COMPANY

                                   By: /s/ L. J. BEAL
                                       ---------------------------
                                         L. J. Beal
                                   Its:  President


L352-5 (1-3)

                                  SCHEDULE "A"


Type and General Description of Locomotive Unit, Marks and Numbers:

UNIT NO.                   TYPE                    GENERAL DESCRIPTION
- --------                  ------                --------------------------
CNW 4701                  GP38-2                General Purpose Locomotive
CNW 4702                  GP38-2                General Purpose Locomotive
CNW 4703                  GP38-2                General Purpose Locomotive
CNW 4704                  GP38-2                General Purpose Locomotive
CNW 4705                  GP38-2                General Purpose Locomotive
CNW 4706                  GP38-2                General Purpose Locomotive
CNW 4707                  GP38-2                General Purpose Locomotive
CNW 4708                  GP38-2                General Purpose Locomotive
CNW 4709                  GP38-2                General Purpose Locomotive
CNW 4710                  GP38-2                General Purpose Locomotive
CNW 4711                  GP38-2                General Purpose Locomotive

                                                         LEASE RATE
ORIGINAL FAIR                                          PER LOCOMOTIVE
MARKET VALUE                 TERM                 QUARTERLY         DAILY
- ------------                 ----                 ---------         -----
$600,000.00               144 MONTHS              $17,795.00       $195.00



L352-5 (4.*)

                                  SCHEDULE "B"

                            QUALIFICATION WORK SCOPE

A.       ENGINES

         1. Cylinders to be inspected for scoring, scuffing, broken rings, and high ring land wear per OEM specs. All defects will be corrected. (This is for engines not receiving rebuilt power assemblies).

         2. Leads to be taken on each assembly. All lead readings to be within .020 to .68, but not to exceed .05 side to side, for all power assemblies.

         3. Lube oil samples taken prior to start up and after load test, results will be made available at your request.

         4. Rods and main bearings visually inspected and spot checks made. (All rebuilt engines and engines receiving rebuilt power assemblies will receive new bearings).

         5.       Injectors, rockers, and valve bridges replaced as required.

         6. Roots blowers monitored for oil leakage. (Rebuilt engines will receive rebuilt blowers).

         7. Engine load tested and governors and racks set to gain proper horsepower.

         8.       Major oil leaks corrected and tightened up.

B.          TRUCKS

         1. Wheels to be 2 inch minimum (usable rim) with a maximum flange reading of .04.

         2.       Bad order brake shoes renewed with new.

         3.       Bent or off running shoes and rigging to be repaired.

         4. Bad order pedestal liners replaced when cracked or out of limits with new.

         5. Traction motors, D77's or as in units, will be run checked, inspected and completely rebrushed.

         6. Motor supports and J-boxes will be serviced and inspected. New wicks to be supplied.

         7. Gear case leakage deemed excessive will be corrected and all relubed per standards.

         8.       Outboard sanders will be repaired in kind.

         9. Center bearing and side bearing clearances to be within specifications.

         10.      Trucks cleaned as necessary.

C.       MAIN GENERATOR

         1.       Electrically qualified for service.

         2.       Brushes renewed as required.

         3.       Commutators to meet specification.

         4.       Interior cleaned as practical.

         5.       Armature bearing monitored for noise.

D.       ELECTRICAL SYSTEM

         1.       Will be inspected for defects and corrected.

         2. Free locomotive of grounds, low voltage system to be a minimum of 500,000 OHM above ground and high voltage to be a minimum of 3 meg OHM above ground.

         3.       System function test all circuits.

         4.       Cycle and recalibrate transition circuits.

         5. Batteries to meet a specific gravity level of 1125 or greater when fully charged or be replaced with new.

         6.       Set voltage regulation.

         7.       Apply all missing covers.

         8.       Apply all light bulbs as necessary.

         9.       Load test system.

         10.      Replace brushes as required.

E.       AIR BRAKE

         1.       Give fresh 1092 day FRA.

         2.       Inspect air compressor for pumping oil, repair as necessary.

         3.       Renew air intake filters.

F.       COOLING

         1.       Inspect for leaks while under hydro test and correct defects.

         2.       Load test and monitor all systems.

G.       LUBE SYSTEM

         1.       Repair leaks as necessary.

         2. Load test and monitor temperature difference on lube oil coolers.

H.       FUEL

         1.       60 lb. test engine fuel lines and injectors for leakage.

         2.       Change all filters.

I.       ENGINE AIR FILTERS

         1.       Renew all filters on engine air intake.

         2.       Carbody filter will be renewed.

J.       UNDER FRAME

         1. Inspect draft gear and draft pocket for damage and correct as required.

         2.       Inspect safety appliances repair or replace as required.

K.       LOAD TEST

         1. Do standard 4 hour load test. Supply horsepower test date sheet to Lessee.

         2.       Adjust and correct defects.

L.       PAINTING

         1.       Interior and exterior to be steam cleaned.

         2.       Unit to be sanded and primed.

         3. Unit to be painted to customer specifications using enamel paint.

M.       1.       All locomotives to be in compliance with all FRA Regulations.

N.       1.       Major component serial numbers as required by Lessee to be supplied.



L352-5 (4.*-8.*)

                                  SCHEDULE "C"

                  PERIODICAL CHANGE-OUT FOR GP38-2 LOCOMOTIVES


Components used during 12 year cycle of 16 cylinder "E" GP Locomotive.

        Valve Bridge                                              6 years

        Head-liner-piston-thrust washer                           6 years

        upper con-lower mains-thrust collars
        (or according to lab reports)                             6 years

        Engine blower                                             6 years

        Water pumps                                               6 years

        Oil pumps                                                12 years

        Engine governor                                           6 years

        Stack base gasket                                        12 years

        Lube oil cooler                                           6 years

        Fuel injectors                                            3 years

        Fuel pump and motor                                       6 years

        Top deck cover seals                                      2 years

        Complete retorque of engine                               1 year

        Air compressor valves                                     2 years

        Air compressor bearing                                    4 years

        Air compressor drive bushings                             6 years

        Air brake equipment                                       3 years

        Auxiliary generator (rebearing-qualify)                   6 years

        Wheels                                                    5-6 years
                                                                  (depending on
                                                                  track service)

        Traction motor (rebearing-qualify)                        5-6 years

        Alternator bearing repack                                 6 years



L352-5 (9.*)